Exhibit 5.5
December 21, 2011
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903-2360
Dear Ladies and Gentlemen:
We have acted as counsel to Lite Touch, Inc., a Utah corporation (“Lite Touch”) in connection with the Registration Statement on Form S-4 (File No. 333-          ) (the “Registration Statement”) filed on December 22, 2011 by Nortek, Inc., the issuer and certain of its subsidiaries, including Lite Touch, as guarantors (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $500,000,000 aggregate principal amount of 8.5% Senior Notes due 2021 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 8.5% Senior Notes due 2021 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of April 26, 2011 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article X of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantees”).
In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth therein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of Public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.
In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee. We have assumed further that each of the Guarantors other than Lite Touch (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to execute and deliver the Indenture and the Guarantees and to perform its obligations thereunder (c) has duly authorized, executed and delivered the Indenture and the Guarantees and (d) that the execution and delivery of the Indenture and the Guarantees does not violate any law of its jurisdiction of organization or any other applicable laws (other than the Covered Laws (defined below)).

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The opinions expressed herein are limited to matters governed by the laws of the State of Utah (the “Covered Laws”).
Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:
(a) Lite Touch is validly existing and in good standing under the laws of the State of Utah;
(b) Lite Touch has the corporate power and authority to execute and deliver the Indenture and the Guarantees and to perform its obligations thereunder;
(c) Lite Touch has duly authorized the execution and delivery of the Indenture and the Guarantees; and
(d) The execution and delivery of the Guarantees does not violate any law of the State of Utah.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion may be relied upon by Ropes & Gray LLP.

Very truly yours, /s/ Holland & Hart llp Holland & Hart llp